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                REORGANIZATION AND STOCK SUBSCRIPTION AGREEMENT

                  This Stock Subscription and Warrant Purchase Agreement ("Agreement") is made as of June 24, 1999 among ITS Systems, Inc., a Texas Corporation ("ITS" or the "Company"), Pensar, LLC, a Texas limited liability company ("Pensar"), Unifund America, Inc., a New York corporation ("Unifund America") and Unifund Financial Group, Inc., New York corporation ("Unifund Group", together Unifund America and Unifund Group sometimes may be referred to as "Unifund" or the "Consultant").

                                    RECITALS

         WHEREAS, ITS is engaged in the business of designing and selling electronic test equipment for the testing of printed circuit boards. ITS owns certain intellectual property and other assets. ITS is overburdened with long-term debt.

         WHEREAS, the ITS wishes to avail itself of the advice and services of Consultant and Consultant wishes to be engaged by the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties agree as follows:



                                    AGREEMENT

         The parties therefore agree as follows:

1. Engagement and Term. Subject to the terms and conditions of this Agreement, ITS agrees to engage Consultant, and Consultant agrees to serve ITS, as its consultant, for a period of one year from the date hereof. Consultant's duties under this Agreement shall include:



     1.1 the provision of strategic advice regarding the restructuring of ITS. Specifically, the Consultant has advised ITS of a sale/lease-back structure that will relieve ITS of debt and allow it to operate a leaner and potentially more profitable operation. In accordance with the Consultant's advise, ITS will transfer its assets to Pensar in exchange for which Pensar will assume all of ITS' liabilities. In addition, Pensar and ITS will enter into a ten-year distribution agreement granting ITS the exclusive, worldwide right to market, sell and distribute products based on Pensar technology. Further, ITS will form a Delaware corporation. All shareholders, except Pensar, will exchange all their stock in ITS for stock in the new entity. In addition, the Consultant shall provide the following additional duties:

     1.2 the service by R. Scott Barter on the new Delaware corporation's board of directors;

     1.3 the referral of outside directors with management and business expertise to serve on the new Delaware corporation's board of directors;


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     1.4  the provision of strategic advice to the new Delaware corporation in the areas of corporate planning, financial planning, management, technology and marketing;



     1.5 the assembly of a team of professionals to provide the new Delaware corporation with legal and accounting services; and



     1.6 the referral of additional personnel as needed in the areas of technology, management consulting and other areas as the needs are identified.


2. Compensation. ITS agrees that Unifund Group shall be paid a fee payable in the form of 770,000 shares of common stock of the new Delaware corporation. In the event that the new Delaware corporation is not formed, then Unifund Group shall be paid 770,000 shares of ITS.



3. The parties agree that Carey Birmingham shall be awarded 193,000 shares of common stock in the new Delaware corporation in consideration of $5,000 and his services as President of the new Delaware corporation.



4. Indemnification. ITS agrees to indemnify and hold harmless Consultant from and against claims, demands, losses, liability, damages or expenses arising in any way from the advice rendered by Consultant to ITS so long as such advice was not rendered in a grossly negligent manner or was a result of willful misconduct or unlawful acts. The new Delaware corporation shall provide the same indemnification.



5. No authority to bind Company. Consultant has no authority to enter into contracts or agreements on behalf of ITS. This Agreement does not create a partnership or joint venture between the parties.



6. Assignment. This Agreement shall not be assigned by the Consultant without ITS' prior written permission which such permission can be withheld for any reason or for no reason.



7. Waiver; Extensions. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed, as a waiver of any subsequent breach. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any obligations or acts.



8. Non-waiver of Rights. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof, nor shall any single or partial exercise of any right preclude other or future exercises thereof or of any other right.


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9.   Modification. No change, modification or waiver of any term of this
     Agreement shall be valid unless it is in writing and signed by both ITS (or the new Delaware corporation, as the case may be) and the Consultant.



10. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between the ITS and the Consultant.



11. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of New York State applicable to agreements made and to be performed wholly within such state without regard to its conflicts of law principles.



12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but on and the same instrument.



13. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties or the context and facts may require.



         IN WITNESS WHEREOF, the parties have caused this agreement to be executed on the day and year first written above.

                                              Unifund America, Inc.:

                                              By: ___________________________

                                              Unifund Financial Group, Inc.:

                                              By: ___________________________

                                              International Test Systems, Inc.:

                                              By: __________________________

                                              Pensar LLC

                                              By: __________________________




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